SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)



                    UNDER THE SECURITIES EXCHANGE ACT 1934(1)


                    MUNGHUA GROUP INTERNATIONAL HOLDINGS LTD.
                     (formerly PANAGRA INTERNATIONAL CORP.)
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                                (Name of Issuer)
                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)

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                                 (CUSIP Number)

                                  DECEMBER 31, 2001
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              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

     :   Rule 13d-1(b)

     |X| Rule 13d-1(c)

     :   Rule 13d-(d)


--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alan Gelband
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) :
                                                                         (b) |X|
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.A.
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          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             N/A
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
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                                   6      SHARED VOTING POWER

                                                 - N/A
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                                   7      SOLE DISPOSITIVE POWER

                                                 N/A
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                                   8      SHARED DISPOSITIVE POWER

                                                   - N/A -
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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  N/A
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
            CERTAIN SHARES*
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   Less than 5%
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    12      TYPE OF REPORTING PERSON*

                   IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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                                  SCHEDULE 13G
                                  ------------

     Pursuant to Rule 13d-2 under the Securities Exchange Act of 1934 (the "Exchange Act"), this Amendment amends the Schedule 13G filed for an event of March 27, 2001 by Alan Gelband with respect to shares of Common Stock, $.01 par value (the "Common Stock"), of Munghua Group International Holdings Ltd., a New York corporation (the "Company"), (formerly Panagra International Corp.).

Item 2(a). Name of Persons Filing:
           ----------------------

           Alan Gelband ("Gelband")

Item 2(b). Address of Principal Business Office:
           ------------------------------------

           575 Madison Avenue, 7th Floor
           New York, New York  10022

Item 2(c). Citizenship:
           -----------

           U.S.A.

Item  5.   Ownership of Five Percent or Less of a Class:
           ---------------------------------------------

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

           |X|

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 16, 2002



                                                 /s/ Alan Gelband
                                            --------------------------
                                                   Alan Gelband



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